PROSPECTUS SUPPLEMENT
DATED FEBRUARY 17, 1999
(To Prospectus dated October 14, 1998)


                                   $5,250,000

                            COMVERSE TECHNOLOGY, INC.

               4 1/2% CONVERTIBLE SUBORDINATED DEBENTURES DUE 2005
                   INITIALLY CONVERTIBLE INTO 81,393 SHARES OF
                     COMMON STOCK, PAR VALUE $.10 PER SHARE

                                 --------------

      All $5,250,000 aggregate principal amount of 4 1/2% Convertible Subordinated Debentures due 2005 (the "Debentures") of Comverse Technology, Inc. (the "Company"), and the 81,393 shares of common stock of the Company ("Common Stock") issuable upon conversion of the Debentures, offered hereby are being sold by the selling holders named in this Prospectus Supplement (the "Selling Holders"). See "Selling Holders." This Prospectus Supplement should be read in conjunction with the Company's Prospectus dated October 14, 1998 (the "Prospectus"), and the information incorporated by reference therein. The Company will not receive any of the proceeds from sales of Debentures or Common Stock by the Selling Holders.

      The Common Stock is traded on the Nasdaq National Market under the symbol "CMVT."

                                 --------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



February 17, 1999



NYFS11...:\94\37994\0003\1798\PRO2109L.33B

      No dealer, salesperson or any other person has been authorized in connection with any offering made hereby to give any information or to make any representations other than those contained or incorporated by reference in this Prospectus Supplement or the accompanying Prospectus, and if given or made, such information or representations must not be relied upon as having been authorized by the Company or the Selling Holders. This Prospectus Supplement and the accompanying Prospectus do not constitute an offer to sell or a solicitation of an offer to buy any security other than the Debentures (and the shares of Common Stock issuable upon conversion of the Debentures) offered hereby, nor do they constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby by anyone in any jurisdiction in which such offer or solicitation is not authorized, or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus Supplement or the accompanying Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof.

                                 --------------

                                 SELLING HOLDERS

      The Debentures were originally issued by the Company and sold by the initial purchaser of the Debentures in transactions exempt from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"). The Selling Holders (which term includes their respective transferees, pledgees, donees and successors) may from time to time offer and sell pursuant to the Prospectus and this Prospectus Supplement any or all of the Debentures and the shares of Common Stock issued upon conversion of the Debentures.

      Set forth below is certain information with respect to the Selling Holders and the respective principal amounts of Debentures and number of shares of Common Stock beneficially owned by each Selling Holder. Such information has been provided by the Selling Holders. Except as set forth herein, none of the Selling Holders has, or within the past three years has had, any position, office or other material relationship with the Company or any of its predecessors or affiliates. Because the Selling Holders may offer all or some portion of the Debentures or the Common Stock issuable upon conversion thereof pursuant to this Prospectus Supplement and the accompanying Prospectus, no estimate can be given as to the amount of the Debentures or the Common Stock issuable upon conversion thereof that will be held by the Selling Holders upon consummation of any such sales. In addition, the Selling Holders may have sold or otherwise transferred, in transactions exempt from the registration requirements of the Securities Act, all or a portion of the securities reflected in the following table as being owned by them since the date on which they provided the information regarding such ownership. Finally, additional selling holders may from time to time be identified and, to the extent required under the Securities Act, information with respect to such additional selling holders will be provided in a further supplement to the Prospectus.




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
                                    Principal Amount of        Number of shares
                                    Debentures Beneficially    of Common Stock
                                    Owned and Offered          Beneficially
Selling Holder                      Hereby(1)                  Owned(1)(2)
--------------                      -----------------------    ----------------


Daiwa Europe Limited........................ $2,500,000            38,759

Credit Suisse First Boston Corporation......  2,250,000            34,883

Merrill Lynch, Pierce, Fenner & Smith, Inc..    500,000             7,751

---------------------------

(1) The principal amount of Debentures beneficially owned by each Selling Holder named herein is less than 1% of the aggregate principal amount of Debentures outstanding, and the number of shares of Common Stock beneficially owned by each such Selling Holder is less than 1% of the Company's outstanding Common Stock.
(2) Assumes conversion of the full amount of Debentures held by such holder at the initial conversion rate of 15.5039 shares per $1,000 principal amount of Debentures; such conversion rate is subject to adjustment in certain circumstances as described in the Prospectus under the caption "Description of Debentures--Conversion Rights." Accordingly, the number of shares of Common Stock issuable upon conversion of the Debentures may increase or decrease from time to time. Pursuant to the terms of the Indenture under which the Debentures were issued, cash will be paid in lieu of issuing fractional shares, if any, upon conversion of the Debentures.




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